================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR 12(g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                   ----------

                          RIDGEWOOD ENERGY M FUND, LLC
             (Exact Name of Registrant as Specified in its Charter)

                Delaware                                 13-4285167
    (State of other Jurisdiction of         (I.R.S. Employer Identification No.)
     Incorporation or Organization)

 1314 King Street, Wilmington, Delaware                    19801
(Address of Principal Executive Offices)                 (Zip Code)

        Registrant's telephone number, including area code (201) 447-9900

                                   ----------

     Securities to be registered pursuant to Section 12(b) of the Act: None

       Securities to be registered pursuant to Section 12(g) of the Act:

                              Title of each class:

                          Shares of Beneficial Interest

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Item 1.  Business .........................................................    2
Item 2.  Financial Information ............................................   14
Item 3.  Properties .......................................................   17
Item 4.  Security Ownership of Certain Beneficial Owners and Management ...   19
Item 5.  Directors and Executive Officers .................................   19
Item 6.  Executive Compensation ...........................................   20
Item 7.  Certain Relationships and Related Transactions ...................   20
Item 8.  Legal Proceedings ................................................   21
Item 9.  Market Price of and Dividends on the Registrant's Common
           Equity and Related Stockholder Matters .........................   21
Item 10. Recent Sales of Unregistered Securities ..........................   21
Item 11. Description of Registrant's Securities to be Registered ..........   22
Item 12. Indemnification of Directors and Officers ........................   27
Item 13. Financial Statements and Supplementary Data ......................   27
Item 14. Changes in and Disagreements with Accountants on Accounting
           and Financial Disclosure .......................................   27
Item 15. Financial Statements and Exhibits ................................   27

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This Registration Statement on Form 10, including all documents incorporated by reference, includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and the "safe harbor" provisions thereof. These forward-looking statements are usually accompanied by the words "anticipates," "believes," "plan," "seek," "expects," "intends," "estimates," "projects," "will likely result," "will continue," "future" and similar terms and expressions. The forward-looking statements in this registration statement reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including, among other things, the high-risk nature of natural gas exploratory operations, the fact that our drilling activities are managed by third parties, the volatility of natural gas prices and extraction, and those other risks and uncertainties discussed in Item 1 under "Risk Factors" and elsewhere in this registration statement, that could cause actual results to differ materially from historical results or those anticipated. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact occur or prove to be accurate. Readers should not place undue reliance on the forward-looking statements contained herein, which speak only as of today's date. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after today. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

ITEM 1. BUSINESS

Background

      Ridgewood Energy M Fund, LLC, a Delaware Limited Liability Company, or the Fund, was formed on August 2, 2004 to acquire interests primarily in natural gas projects ("Projects") located in the U.S. waters of the Gulf of Mexico. Ridgewood Energy Corporation, a Delaware corporation, is the Manager of the Fund. As the Manager of the Fund, Ridgewood Energy has direct and exclusive discretion in the management and control of the Fund.

      The Fund began its private placement offering on September 7, 2004 selling whole and fractional shares of beneficial interests in the Fund, at $150,000 per share ("Shares"). There is no public market for these Shares and one is not likely to develop. In addition, the Shares are subject to restrictions on transfer and resale and can not transferred or resold except in accordance with the Fund's limited liability agreement and applicable federal and state securities laws.

      The offering was terminated on November 30, 2004. The Fund raised approximately $79 million. After payment of offering fees, commissions and investment fees, the Fund had approximately $66.6 million for investments and operating expenses. At December 31, 2004, the Fund had approximately 935 Shareholders.

Activities and Proposed Activities

      The primary investment objective of the Fund is to generate cash flow for distribution to Shareholders from the acquiring, drilling, developing and completing of natural gas prospects in the offshore waters of Texas and Louisiana in the Gulf of Mexico. The Manager will make decisions as to the management, business and affairs of the Fund in its sole discretion and judgment as to what is in the Fund's best interest. The Manager intends to have the Fund acquire interests in as many Projects as is possible, given the dollars raised, the size of the interest acquired, and the risk factors. As of the date of this filing, the Fund's existing Projects are located in the offshore waters of the Gulf of Mexico and the Manager anticipates future Projects will likewise be located in the Gulf of Mexico.

      The Manager, in its sole discretion, intends to invest or has invested in one or more of the following types of Projects:

o lower risk developmental Projects which are already connected to the natural gas pipelines, or which are near the pipeline infrastructure and can be connected quickly;

o higher risk exploratory Projects that may include deep drilling below 15,000 feet, and may be near pipeline infrastructure, and would, if successful, generally include a substantial amount of development capital which would have lower risk, but at the same time, greater economic potential;

o non-consent interests (as described in this Item 1 under "Working Interests in Natural Gas Leases"), which may include interests acquired from prior Ridgewood Energy Programs; or

o ownership, development, construction, installation, acquisition, and/or operation of natural gas infrastructure assets, including pipelines, equipment and other assets, located or to be located in the offshore waters of the Gulf of Mexico, that are used to gather, process, transport and market natural gas and natural gas liquids.

      In addition to potentially generating cash flow, the Fund's activities may result in tax benefits, consisting principally of deductions for intangible drilling costs, depletion and depreciation.

      As of the date of this filing, the Fund owns a 14.54% Working Interest (as defined in this Item 1 under "Working Interests and Natural Gas Leases")in West Cameron 77 (Mustang Project) operated by BHP Billiton and will earn, once the well is drilled, a 30% Working Interest in 10 lease blocks inclusive of Main Pass 155 (James Lime Project) operated by Samson Offshore Company. The Fund also had a 26% Working Interest in Vermilion 7 which was unsuccessful. The Vermilion 7 well has since been plugged and abandoned and the Lease has been released.

      For a more detailed explanation of the Fund's existing investments, please see Item 3, Properties.

Working Interest in Natural Gas Leases

      Existing Projects are, and future Projects are expected to be, located in the waters of the Gulf of Mexico offshore from Louisiana and Texas on the Outer Continental Shelf, or the OCS. The Fund's operations and activities will be governed by, among other things, the Outer Continental Shelf Lands Act, or the OCSLA, which was enacted in 1953.

      Under OCSLA, as amended, the United States federal government has jurisdiction over oil and natural gas development on the OCS. As a result, the United States Secretary of the Interior is empowered to sell exploration, development and production leases of a defined submerged area of the OCS, or a Block, through a competitive bidding process. Such activity is conducted by the Minerals Management Services, or MMS, an agency of the United States Department of Interior. As part of the leasing activity and as required by the OCSLA, the leases auctioned include specified lease terms such as the length of the lease, the amount of royalty to be paid, lease cancellation and suspension, and, to a degree, the "planned activities" of exploration and production to be conducted by the lessee. In addition, the OCSLA grants the Secretary of the Interior continuing oversight and approval authority over exploration plans throughout the term of the lease.

      The winning bidder(s) at the lease sale, or the Lessee(s), are given a lease by the MMS that grants such lessee the exclusive right to conduct oil and natural gas exploration and production activities within a specific lease Block, or Working Interests. Leases in the OCS are generally issued for a primary lease term of 5, 8 or 10 years depending on the water depth of the lease Block. The 5-year lease term is for Blocks in water depths generally less than 400 meters, 8 years for depths between 400 meters to 800 meters and 10 years for depths in excess of 800 meters. During this "primary lease term," except in limited circumstances, Lessees are not subject to any particular requirements to conduct exploratory or development activities. However, once a Lessee drills a well and begins production, the lease term is extended for so long as the well continues in commercial production.

      The Lessee of a particular Block, for the term of the lease, has the right to drill and develop exploratory wells and conduct other activities throughout the Block. If the initial well on the Block is successful, a Lessee (or third-party operator for a Project) may conduct additional geological studies and may determine to drill additional development wells. If a development well is to be drilled in the Block, each Lessee owning Working Interests in the Block must be offered the opportunity to participate in, and cover the costs of, the development well up to that particular Lessee's Working Interest ownership percentage. Generally, if the Lessee elects to not participate in the additional well, it will lose its rights to the additional well. The rights of the non-participating Lessee to participate in the additional well in the Block will then either be acquired by the remaining Lessees or sold to third parties. Such rights are called "Non-Consent Interests" because they arise as a result of an existing Working Interest owner's failure to "consent" to supply additional capital for drilling new wells or other activities. Ultimately, Non-Consent Interests may revert back to the original Working Interest owner when the Participating Parties have received a penalty amount from the production attributable to the Non-Consent Interest. While the Manager intends to focus primarily on Working Interests, it may also acquire Non-Consent Interests.

      Generally, Working Interests in an offshore gas lease under the OCSLA pay a 16.67% royalty to the Minerals Management Service (MMS). Therefore, the net revenue interest of the holders of 100% of the Working Interest in the Projects in which the Fund will invest is approximately 83.33% of the total revenue of the Project, and, further reduced by any other royalty burdens that apply to a lease Block. However, as described below, the MMS has adopted royalty relief for existing OCS leases for those who drill deep gas wells.

MMS Deep Gas Royalty Incentive

      On January 26, 2004, the MMS issued the Royalty Relief Rule providing incentives for companies to increase deep natural gas production in the Gulf of Mexico. Under the Royalty Relief Rule, Lessees will be eligible for royalty relief on their existing leases if they drill and perforate wells for new and deeper reserves at depths greater than 15,000 feet subsea. In addition, an even larger royalty relief would be available for wells drilled and perforated deeper than 18,000 feet subsea. It should be noted that the Royalty Relief Rule does not extend to deep waters of the Gulf of Mexico off the continental shelf. The Royalty Relief Rule is limited to leases in a water depth less than 600 feet.

Improved Seismic Data Reduces Risk for Deeper Drilling

      Drilling wells deeper than 15,000 feet is technologically feasible, but it is more expensive, and drilling below 25,000 feet gets technologically more difficult due to extremes of heat and pressure, which challenge traditional drilling techniques and materials. In addition to Royalty Relief for deep wells, two primary reasons for the interest in deeper drilling are: much higher natural gas prices may make these projects profitable notwithstanding the increased costs; and vastly improved three dimensional seismic data provides more information about geologic structures below 15,000 feet, thereby reducing, but by no means eliminating, the risk involved.

Natural Gas Pipeline and Gathering Infrastructure

      The Manager believes as demand for natural gas exceeds supply, more pipelines and other gathering infrastructure will be needed. Although the Manager intends to focus primarily on obtaining interests in natural gas wells, opportunities in the area of pipeline and gathering infrastructure may arise. The Manager, in its discretion, may conclude that an investment by the Fund in such infrastructure and activities is in the Fund's best interests.

      The production and gathering of natural gas is generally exempt from the jurisdiction of the Federal Energy Regulatory Commission, or FERC, which, among other things, sets the rates that a pipeline within its jurisdiction can charge for its capacity. Although the Fund will focus primarily on Working Interests, if it does invest in gathering and processing Projects, the Manager will attempt to limit its investments and activities to the natural gas gathering system. However, the Manager cannot guarantee that the Fund activities will not include investments in pipelines that could be considered as an interstate pipeline and thus subject to FERC regulation.

Natural Gas Agreement

      As of the date of this filing, no definitive arrangements have been made for the sale or transportation of natural gas that may be produced from the Projects or transported on any pipelines that we may own. The Manager believes, however, that it is likely that gas from Fund Projects will have access to pipeline transportation and can be marketed.

Operator

      Any Project in which the Fund may invest will be operated and controlled by an unaffiliated third-party entity acting as operator for the Projects, or the Operator. The Operator is responsible for drilling, administration and production activities for leases jointly owned by Working Interest owners and acts for the account of all Working Interest owners under the terms of the applicable Operating Agreements. In certain circumstances, Operators will enter into agreements with independent third-party subcontractors and suppliers to provide the various services required for operating leases. The Fund's current operators are BHP Billiton and Samson. In 2004, the Fund also had an operating agreement with Apache Corporation. For a more detailed explanation of Fund activities please see Item 3, Properties.

      Also, see the Exhibits attached hereto for copies of the Fund's current Operating Agreements.

Insurance

      The Manager has obtained hazard, property, general liability and other insurance in commercially reasonable amounts to cover the Projects, as well as general liability and similar coverage for its business operations. However, there is no assurance that our insurance will be adequate to protect the Fund from material losses related to the Projects. In addition, the Manager's past practice has been to obtain insurance as a package that is intended to cover most, if not all, of the Ridgewood Energy Programs. While the Manager believes that it has obtained adequate insurance in accordance with customary industry practices, the possibility does exist that depending on the occurrence, there may not be enough insurance to entirely cover any losses we sustain.

Salvage Fund

      As to Projects in which the Fund owns a Working Interest, the Fund will reserve and set aside each month in a separate interest-bearing account, or a

Salvage Fund, a portion of the Fund's share of net revenue, if any, that it receives from the production and sale of natural gas from each Project. The purpose of the Salvage Fund, which is in the nature of a sinking fund, is to provide for the Fund's proportionate share of the anticipated gross cost net of anticipated salvage value of dismantling production platforms and facilities, plugging and abandoning the wells, and removing the platforms, facilities and wells in respect of each of such Projects after their useful life, in accordance with applicable federal and state laws and regulations. There is no assurance that the Salvage Funds will have sufficient assets to meet these requirements, and any unfunded expenses will be a liability of the Fund. Any portion of a Salvage Fund that remains after the Fund pays its share of the actual salvage cost will be distributed to the Shareholders. Payments to each Salvage Fund will reduce the amount of cash distributions that may be made to Shareholders by the Fund.

Competition

      Strong competition exists in the acquisition of natural gas leases and in all sectors of the natural gas exploration and production industry. The Fund may be somewhat insulated from most aspects of that competition because it takes a passive role in the Project, and does not operate or intend to be operator of a particular well or Lease Block. Companies that compete for the acquisition of natural gas leases tend to be larger companies that will also serve as the lease block's operators. Many of these companies have financial and other resources substantially larger than those of the Fund.

Employees

      The Fund has no employees as the Manager operates the Fund.

Regulation

      Natural gas exploration and development activities are subject to federal, state and local laws and regulations.

      Regulations governing exploration and development activities require the Fund's Operators to obtain permits to drill wells and to meet bonding and insurance requirements in order to drill, own or operate wells. In addition, the location of wells, the method of drilling and casing wells, the restoration of properties upon which wells are drilled and the plugging and abandoning of wells is also subject to regulations.

      As mentioned earlier, federal offshore leases are administered by the MMS pursuant to regulations promulgated under the Outer Continental Shelf Lands Act. Lessees must obtain MMS approval for exploration, development and production plans prior to the commencement of offshore operations. In addition, approvals and permits are required from other agencies such as the U.S. Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency. The MMS has promulgated regulations requiring offshore production facilities and pipelines located on the outer continental shelf to meet stringent engineering and construction specifications, and has proposed and/or promulgated additional safety-related regulations concerning the design and operating procedures of these facilities and pipelines. MMS regulations also restrict the flaring or venting of natural gas, and proposed regulations would prohibit the flaring of liquid hydrocarbons and oil without prior authorization. The MMS has promulgated regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities.

      Moreover, the Operator's activities are also subject to numerous laws relating to environmental protection including, but not limited to, the Federal Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Air Act, and comparable state and local requirements and the Outer Continental Shelf Lands Act.

Risk Factors

      The following risk factors should be considered carefully in addition to the other information contained in this registration statement. This registration statement contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those contained in the forward-looking statements. Factors that may cause these differences include those discussed below as well as those discussed elsewhere in this registration statement.

General Risks Related to Natural Gas Exploration, Drilling, Pipelines and Operations

Drilling activities may not be productive.

      Drilling for natural gas involves numerous risks, including the risk that the well will not have commercially productive natural gas reservoirs. The costs of drilling, completing and operating wells are often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

o     unexpected drilling conditions

o     pressure or irregularities in formations

o     equipment failures or accidents

o     fires, explosions, blow-outs and cratering

o     marine risks such as capsizing, collisions and hurricanes

o     adverse weather conditions and

o     shortages or delays in the delivery of equipment

      Therefore, drilling activities may not be successful and, if unsuccessful, could have an adverse effect on the future results of Fund operations, financial condition and the availability of cash for distribution to our Shareholders. Although all drilling, whether developmental or exploratory, involve these risks, exploratory drilling involves greater risks of dry-holes, which is a well without reserves or reserves that cannot be obtained economically, or failure to find commercial quantities of natural gas. Therefore, drilling activities may be unprofitable, not only from non-productive wells, but also from wells that do not produce natural gas in sufficient quantities or quality to return a profit on the capital dollars invested.

Gas reserve data, gas prices and future net revenue estimates are uncertain.

      Estimates of reserves by necessity are projections based on engineering and geological data, including but not limited to volumetrics, reservoir size, reservoir characteristics, the projection of future rates of production and the timing of future expenditures. The process of estimating natural gas reserves requires substantial evaluation on the part of the petroleum engineers and petroleum geologists, resulting in determinations that are not always precise, particularly with respect to new discoveries. The manager will review the reserve analysis provided by the Operators. However, engineers who are not retained by Operators may make different estimates of reserve quantities and revenues attributable to those reserves based on the same data. The Manager may retain such independent engineers to review the Operator's reserve analysis and/or conduct an independent review. In any event, future performance that deviates significantly from reserve reports could have a material adverse effect on Fund operations, business and prospects, as well as on the amounts and carrying values of such reserves.

      In addition, the Fund's revenues, profitability and cash flow are highly dependent on the prices of natural gas, which are affected by numerous factors beyond the Fund's control. Gas prices have historically been very volatile. There can be no guarantee that natural gas prices in the future will be sufficient to make a profit on the sale of the Fund's natural gas.

Geological information and studies may not be available or fully developed when the Fund is considering investments nor is the Fund required to provide such information, when available, to Shareholders.

      The Manager intends to invest a portion of the net proceeds from the sale of Shares for the acquisition, exploration and development of as yet unidentified Projects. Shareholders will not have a voice in the selection of any Projects of the Fund. In addition, when geological and other technical information regarding a Project does become available, neither the Manager nor the Fund are required to provide such information to Shareholders.

The success of an investment in natural gas infrastructure projects is subject to risks beyond the Fund's control.

      The business of transporting, gathering and processing natural gas for third parties is subject to substantial risks. The volume of natural gas involved in these activities depends on the actions of such third parties, and is beyond the Fund's control. Further, the following factors, most of which are beyond the Fund's control, may adversely impact the Fund's ability to maintain or increase its services and, thereby, its revenues, negotiate or renegotiate contracts, or to remarket unsubscribed pipeline capacity:

o     price competition,

o     drilling activity and supply availability,

o     changes in regulation and actions of regulatory bodies,

o     credit risk of customer base,

o     increased costs of capital, and

o     natural gas and liquids prices.

Operating risks may cause substantial losses; insurance may not protect the Fund against all these risks.

      The Manager carries insurance on all of its Projects. Many of the policies carry certain deductibles that must first be paid before collecting under such policy. In addition, Operating Agreements normally require the Operator to carry insurance to cover its activities and operations under the Operating Agreement. Nevertheless, risks include: fires; explosions; blow-outs; uncontrollable flows of gas, formation water or drilling fluids; natural disasters; pipe or cement failures; casing collapses; abnormally pressured formations; acts of terrorism; and environmental hazards such as natural gas leaks, pipeline ruptures and discharges of toxic gases. Insurance to cover some of these risks may be prohibitively expensive or unavailable particularly with respect to acts of terrorism. In addition, insurance may not be sufficient to cover certain catastrophic events.

      Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, the Fund could incur substantial liabilities that may not be covered entirely by insurance which could reduce or eliminate dollars available for exploration and development programs and acquisitions, or could result in a loss of the Fund's interest in Projects.

Risks of government regulation.

      The natural gas exploration, drilling and development business is subject to certain government regulation including regulations of the MMS and certain environmental regulations. However, rates of production from gas wells may be regulated. Government regulations may also impact the market for natural gas, which could adversely affect the price at which such gas is sold. Government regulations affecting environmental matters or offshore drilling and exploration activities could adversely impact Fund activities. Finally, while the gathering and processing of natural gas is generally not subject to rate regulation, under certain circumstances, the government may attempt nevertheless to exercise such jurisdiction. There is no way for the manager to predict the nature and extent to which such regulations or other political activity may affect the Fund operations.

Reliance on third parties.

      The Fund does not own any drilling equipment nor does it maintain a staff for on-site operations. Accordingly, the Fund will rely on the Operators and other third parties over whom the Fund and the Manager have little or no control for drilling and other operations with respect to the projects in which the Fund may invest. Moreover, the Manager is not required to share technical information regarding operations and drilling from the Operator with the Fund shareholders. As a result, Fund shareholders are relying exclusively on the Manager to adequately manage any such relationship with a third party.

Joint activities with others.

      It is anticipated that the Fund will own a Working Interest in the Projects to be developed and that persons unrelated to the Fund or the Manager will own the remainder of the Working Interests. Although the Manager may have the right to participate in decisions affecting the development of those projects, important decisions with respect to development activities, which may be unfavorable to us, may be controlled or affected by the other owners of Working Interests in such Projects. Finally, the Fund could be held liable for the joint activity obligations or the tort actions of such other Working Interest owners.

      If the Fund's co-participants fail to pay their portion of the lease acquisition, drilling, testing and, if appropriate, completion costs for any well, the Project may lack sufficient funds to perform such work. If the Fund as a joint investor or as a Working Interest owner does not contribute funds for additional wells proposed by other participants, it may lose some or all of its rights to production from those additional wells to another party who participates in the well as a "non-consent interest" owner. Moreover, while the Manager will monitor and participate in decisions affecting exploration and development of the leases or wells in which the Fund acquires a Working Interest or Non-Consent Interest, decisions with respect to lease exploration and development activities may be controlled by the other participants.

      Further, the Fund will not originate and does not expect to operate any of the leases in which it acquires an interest. For that reason, Shareholders must not only bear the risk that the Manager will be able to select suitable Projects, but also that, once acquired, such Projects will be managed prudently, efficiently and fairly by their Operators. Furthermore, certain Working Interests in Projects that may be acquired by the Fund may be subject in some cases to expenses credited in favor of the persons from whom such leases and Projects were acquired, which interests and expenses will be in addition to the Manager's fees and interests described herein.

Salvage Fund may be insufficient.

      As indicated above, the Fund will be required to create a Salvage Fund to cover certain Anticipated Salvage Costs. There is no assurance that the Salvage Funds will have sufficient assets to meet these requirements, and the Fund may be liable for its percentage share of unfunded expenses.

Particular Risks Related to the Shares

Limited transferability of Shares.

      The Fund Shares are an illiquid investment. There is no market for these Shares, and, because there will be a limited number of persons who purchase Shares and because there are significant restrictions on the transferability of such Shares, it is expected that no public market will develop. Moreover, neither the Fund nor the Manager will provide any market for the Shares. Shareholders will generally be prohibited from selling or transferring their Shares except in the circumstances permitted under the LLC Agreement, and all such sales or transfers require the consent of the Fund, which may withhold such consent in its sole discretion. Accordingly, a Shareholder will have no assurance that an investment in the Fund can be transferred and must be prepared to bear the economic risk of the investment until the Fund is terminated and dissolved.

Lack of Shareholder participation in management.

      Shareholders will not have the right, power or authority to participate in the management or decision making of the Fund or its Projects. The Manager is granted the exclusive right to manage, control and operate the affairs and business of the Fund and to make all decisions relating to the operation of the Fund.

Limited transferability of Fund assets.

      The Fund's interests in Projects will be illiquid. The Fund does not anticipate selling its interests, or any part thereof, in the Projects. However, if the Fund were to attempt to sell any such interest, a successful sale would depend upon, among other things, the operating history and prospects for the well or interest being sold, proven natural gas reserves, the number of potential purchasers and the economics of any bids made by them and the current economics of the natural gas market. In addition, any such sale may result in adverse tax consequences to the Shareholders.

      The Manager will have full discretion to determine whether any Project, or any partial interest, should be sold. Shareholders have no ability to override the decision of the Manager. Consequently, Shareholders will depend on the Manager for the decision to sell all or a portion of a Project, or retain it, for the benefit of the Shareholders.

Limitations on liability of managing persons to Fund.

      The Fund's LLC Agreement provides that the Fund's officers and agents, the Manager, the affiliates of the Manager and their respective directors, officers and agents when acting on behalf of the Manager or its affiliates on behalf of the Fund, will be indemnified and held harmless by the Shareholders from any and all claims rising out of the management of the Fund, except for claims arising out of the bad faith, gross negligence or willful misconduct or a breach of the underlying LLC Agreement. Therefore, the Fund may have difficulty sustaining an action against any of the Ridgewood Managing Persons based on breach of fiduciary responsibility or other obligations to the Shareholders.

Manager will receive compensation.

      The Manager and its affiliates will receive fees and compensation from the Fund. Inherent in the fee and compensation arrangements are the possibility of conflicts between Fund interests and the best interests of the Manager. The Manager may have incentive to act in its best interests rather than in the Fund's best interest. See Item 1, Conflicts of Interest.

Compensation of Manager and affiliates is not linked to profitability.

      The Manager receives fees and reimbursement of expenses. The fees payable to the Manager may be substantial and are payable whether or not the Fund operates at a profit. None of the compensation to be received by the Manager was derived as a result of arm's length negotiations.

Modification of Delaware law.

      The Fund LLC Agreement contains provisions that override otherwise applicable Delaware law relating to the fiduciary standards of the Manager to the Fund shareholders.

Delaware law permits the Manager to limit shareholder access to certain information.

      Delaware law permits Delaware limited liability companies to restrict access to certain information provided that such restricted access is set forth in the LLC Agreement. The Fund's LLC Agreement contains provisions that limit Shareholder access to certain sensitive or confidential information. Therefore, Shareholders may not have the ability to obtain certain information from our Fund.

Limited liability of Shareholders.

      The Fund will be governed by the Delaware Limited Liability Act under which, as a general rule, a shareholder's liability for the obligations of a Fund is limited to such shareholder's capital contribution and such shareholder's share of a Fund's assets. Fund Shareholders will not otherwise be liable for obligations of the Fund. However, should a shareholder participate in the management of the business of the Fund, the shareholder may be liable to the Fund or other shareholders for conduct that constitutes bad faith, gross negligence or willful misconduct.

Uncertainty of cash distributions.

      Until there is cash flow from operations and the Manager determines such cash flow is not needed for the operations of the Fund, no distributions will be made to Shareholders. As a result there is no assurance that any distributions from the Fund will be made to Shareholders. Distributions will depend primarily on the Fund's net profits from natural gas operations. Moreover, distributions could be delayed to repay the principal and interest on Fund borrowings, if any, or to fund it's costs. Fund income will be taxable to the Shareholders in the year earned, even if cash is not distributed.

Disparity in contributions.

      The Manager, for its duties, will generally receive 15% of distributions from the Fund and is not required to contribute any cash to the Fund. Accordingly, the Fund Shareholders contribute all of the cash utilized for Fund activities. If the Fund is unsuccessful, the Shareholders bear 100% of the loss.

Conflicts of Interest

      The Fund Shareholders will not be involved in the day-to-day operations of the Fund. Accordingly, they must rely on the Manager's judgment in such matters. Inherent with the exercise of its judgment, the Manager will be faced with conflicts of interest, including but not limited to the following:

o The Manager and its affiliates manage activities on behalf of other prior Ridgewood Energy Programs ("Prior Programs"). The Manager has a fiduciary duty to those Prior Programs and actions taken with respect to such Prior Programs may not be to the Fund's advantage.

o The Manager provides services to the Fund and to other Prior Programs. Thus there may be conflicts between Ridgewood Energy Programs for management time and resources.

o If additional wells are proposed in Projects in which the Fund has acquired either Working Interests or Non-Consent Interests, a conflict of interest could result between the Fund and a subsequent Ridgewood Energy program as to whether the Fund or that program should be entitled to participate in the additional wells. The Manager, in its sole discretion, decides how to offer these participation opportunities. If the Manager does not solicit voluntary additional capital contributions from the Shareholders, it may organize another investment program to acquire the resulting Working Interests or Non-Consent Interests. All these entities would have conflicting interests. If the Manager does solicit voluntary additional capital contributions from Shareholders, those that make contributions may have participation terms that are different than the terms of Shareholders who do not participate in the contributions.

o The Manager and its affiliates act as Managers, sponsors or participants in other investment ventures and are expected to continue to do so. This may create conflicting demands on the time and resources of the Manager and its affiliates or it may create conflicting duties to the other ventures and the Fund.

o The rights to wells on locations in which the Fund may invest may be on locations adjacent to wells and leases owned by Prior Programs. While the proposed wells are not to be drilled for the purpose of proving or disproving the existence of gas on any adjacent acreage, such drilling activities may incidentally develop information valuable to Prior Programs, the Manager or its affiliates in evaluating their nearby acreage at no cost to them. Accordingly, a conflict of interest will exist between the Fund's interests and the interest of Prior Programs, the Manager or its affiliates in selecting the location and type of operations in which the Fund will participate.

o Other interests of Operators or participants in natural gas leases or their respective affiliates may also be in conflict with those of the Fund. The Fund will enter into Operating Agreements with participants with respect to the Projects in which it invests. Participants in those leases may engage in oil and natural gas lease acquisition, exploration, development and production activities that may compete with the Fund. Other participants or their respective affiliates may own interests in properties near sites in which the Fund invests and any or all of them may sell or assign interests in such properties to others, including other Funds sponsored by the Manager.

o The Manager is authorized under the LLC Agreement to make subjective determinations of the value of Fund assets which could impact or influence the performance record of the Fund.

      The Manager and its affiliates will attempt, in good faith, to resolve all conflicts of interest in a fair and equitable manner with respect to all persons affected by those conflicts of interest. There can be no assurances that transactions between the Fund and the Manager and its affiliates will be on terms as favorable as could have been negotiated with unaffiliated third parties. The Manager and its affiliates have not formally adopted procedures or criteria to avoid or to resolve all conflicts of interest that may arise between it, its affiliates, Prior Programs, and the Fund. The Manager is not liable to the Fund for how conflicts of interest are resolved unless it has acted in bad faith, engaged in gross negligence or willful misconduct.

Tax Risks

      The Fund is organized as a Delaware limited liability company and the Manager intends to qualify the Fund as a partnership for federal tax purposes. The principal tax risks to Shareholders are that:

o The Fund may recognize income taxable to the Shareholders but may not distribute enough cash to cover the income taxes on our Fund's taxable income.

o The allocation of Fund items of income, gain, loss, and deduction may not be respected for federal income tax purposes.

o All or a portion of the Fund's expenses could be considered either investment expenses (which would be deductible by a Shareholder only to the extent the aggregate of such expenses exceeded 2% of such Shareholder's adjusted gross income) or as nondeductible items that must be capitalized.

o All or a substantial portion of the Fund's income could be deemed to constitute unrelated business taxable income, such that tax-exempt Shareholders could be subject to tax on their respective portions of such income.

o If any of the Fund income is deemed to be unrelated business taxable income, a Shareholder that is a Charitable Remainder Trust could have all of its income from any source deemed to be taxable.

o All or a portion of the losses, if any, allocated to the Shareholders will be "passive losses" and thus deductible by the Shareholder only to the extent of passive income.

o The Shareholders could have capital losses in excess of the amount that is allowable as a deduction in a particular year

      Although the Fund has obtained an opinion of counsel regarding the matters described in the preceding paragraph, it will not obtain a ruling from the Internal Revenue Service, or the Service, as to any aspect of the Fund's tax status. The tax consequences of investing in the Fund could be altered at any time by legislative, judicial, or administrative action.

      The Service may audit the Fund tax returns. Any audit issues will be determined at the Fund level. If adjustments are made by the Service, corresponding adjustments will be required to be made to the federal income tax returns of the Shareholders, which may require payment of additional taxes, interest, and penalties. Audit of the Fund's tax return may result in the examination and audit of a Shareholder's return that otherwise might not have occurred, and such audit may result in adjustments to items in the Shareholder's return that are unrelated to the Fund. Each Shareholder bears the expenses associated with an audit of that Shareholder's return.

      In the event that an audit of the Fund by the Service results in adjustments to the tax liability of a Shareholder, such Shareholder will be subject to interest on the under payment and may be subject to substantial penalties. In addition, a number of substantial penalties could potentially be asserted by the Service on any such deficiencies.

      There can be no assurance that any deductions, credits or other tax consequences will be available. In addition, no assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly change the statements herein. In some instances, these changes could have substantial effect on the tax aspects of the Fund. Any future legislative changes may or may not be retroactive with respect to transactions prior to the effective date of such changes. Bills have been introduced in Congress in the past and may be introduced in the future which, if enacted, would adversely affect some of the tax consequences of the Fund.

ITEM 2. FINANCIAL INFORMATION

A. Selected Financial Data.

      The following table summarizes certain selected financial data for the Fund. Our statement of operations data is for the period from September 7, 2004 (date of formation) through December 31, 2004 and our balance sheet data is at December 31, 2004. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and related Notes.

                                                                           2004
                                                                   ------------
Statement of operations data:
Revenues .......................................................   $     70,175
Loss from operations ...........................................     (8,035,844)
Net loss .......................................................     (7,965,669)

Balance sheet data:
Cash and cash equivalents ......................................   $ 62,461,036
Due from affiliate .............................................         19,595
Prepaid insurance ..............................................         35,012
                                                                   ------------
Total Assets ...................................................   $ 62,515,643
                                                                   ============

Accounts and accrued expenses payable ..........................   $    534,749
Due to Affiliates ..............................................        267,686
Shareholders Equity ............................................     61,713,208
                                                                   ------------
Total Liabilities & Shareholders Equity ........................   $ 62,515,643
                                                                   ============

B. Management's Discussion and Analysis of Financial Condition and Results of Operations

      The Fund began active operations on September 7, 2004, when it began its private offering. During the year, the Fund raised capital by selling 536.1818 Shares for $79,013,679. The Fund's primary business is the exploration and development natural gas Projects. The business activities are managed by Ridgewood Energy Corporation, the Manager. The Fund does not directly explore for, or operate, any Projects. Alternatively, the Manager, on behalf of the Fund, enters into operating agreements with third party operators for the exploration and possible development of Projects. These third-party operators manage all day-to-day activities of Projects, determine expenditures and report their activities to the Manager.

SIGNIFICANT ACCOUNTING POLICIES

      The Fund uses the successful efforts method of accounting for natural gas producing activities. Costs to acquire mineral interests in natural gas Projects, drill and equip exploratory wells to find proved reserves, drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells which do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved Projects are expensed.

      Unproved natural gas Projects that are individually significant are periodically assessed for impairment of value, and a loss recognized at the time of impairment by providing and impairment allowance. Capitalized acquisition costs of producing oil and gas Projects after recognizing estimated salvage values are depreciated and depleted by the unit-of-production method.

      Revenue recognition: Natural gas sales are recognized by the fund when delivery is made by the Operator to the purchaser and title is transferred, i.e., when production has been delivered to a pipeline or transport vehicle.

      Income taxes: No provision is made for income taxes in the financial statements as the income or losses are passed through and included in the tax returns of the individual shareholders.

      Recent Accounting Pronouncements: In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No.46 ("FIN 46"), Consolidation of Variable Interest Entities. Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Fund.

      On March 23, 2005, FASB endorsed staff guidance of FASB Staff Position No. FAS 19-a (FSP), "Accounting for Suspended Well Costs" to amend the guidance on FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." Statement No. 19 requires costs of drilling exploratory wells to be capitalized pending determination of whether the well has found proved reserves. If the well has proved reserves, the capitalized costs become part of the entity's well costs; if, however, the well has not found proved reserves, the capitalized costs of drilling the well are expensed, net of any salvage value. The FSP provides indicators of whether an entity is making sufficient progress assessing the reserves and the economic and operating viability of the exploratory project and requires additional disclosures, including the costs of exploratory wells capitalized for more than one year from the date of completion. Final guidance is expected to be issued in April 2005 for an effective date in 2005.

RESULTS OF OPERATIONS

      Revenues: The Fund did not recognize any revenues in 2004 from the operations of its Projects because it current has no producing Projects. However, there was revenue from interest income earned on the Fund's cash and cash equivalents.

      Operating expenses: The Fund incurred $4,451,859 in operating expenses during the period from September 7, 2004 (date of formation) to December 31, 2004. Operating expenses for 2004 are comprised primarily of dry hole costs totaling $3,890,020, which represents the expenses incurred in drilling an exploratory well that will not produce any recoverable reserves. Additionally, the Fund had management fee expenses totaling $481,869 paid to the Manager, and Accounting, Legal, Insurance, Geological and other Administrative fees totaling $79,970. As the Fund had no revenue, the loss from operations equals the operating expenses.

      Net loss: The Fund's net loss totaled $7,965,669. Included in this number is the loss from operations discussed above, the one-time investment fee of 4.5% of initial capital contributions paid to the Manager for investigating and evaluating investment opportunities totaling $3,583,985 less interest earnings of $70,175.

      Inflation has not been a material factor in either revenue or operating expenses during our existence.

LIQUIDITY AND CAPITAL RESOURCES

      The Funds capital resources consist primarily of our year-end cash balance of $62.5 million and cash flows from any future production from oil and gas Projects. The Funds level of earnings and cash flows depends on many factors, including successful drilling and the price of crude oil and natural gas, and the Fund's operators', ability to effectively manage costs.

      To date, the Fund has not declared or paid cash dividends to its shareholders. The Manager may distribute "Available Cash from Operations" as defined in the LLC Agreement. Distributions may include funds derived from the release of cash from operating reserves. Further, distributions may be made from cash flows rather than income, or from cash reserves in some instances. For purposes of generally accepted accounting principles, amounts of distributions in excess of accounting income may be considered to be capital in nature. Shareholders should be aware that the Fund is organized to return net cash flow rather than accounting income to Shareholders.

      The Fund expects that the existing cash and future cash flow from operations will be sufficient to fund our operations and meet our capital and operating requirements for the next 12 months.

      The Fund may enter into multiple Offshore Operating Agreements for the drilling and development of wells. The financial obligations associated with these agreements can vary depending on the stage of development on a property-by-property basis. As of the date of this filing, we had contractual obligations totaling approximately $47,113,680 with BHP Billiton, Apache Corporation and Samson Offshore Company.

      The Manager receives an annual management fee of 2.5% of total capital contributions for administrative and advisory services as well as reimbursement of expenses. The fees may be substantial and are payable whether or not the Fund operates at a profit. As additional compensation for its duties as Manager, it will also generally receive 15% of distributions from the Fund.

C. Quantitative and qualitative disclosures about market risk.

      The Fund does not have, or use, any derivative instruments nor does it have any plans to enter into such derivatives. The Fund will generally invest cash equivalents in high-quality credit instruments consisting primarily of money market funds, Bankers acceptance notes and government agency securities with maturities of 90 days or less. The Fund does not expect any material loss from cash equivalents and therefore believes that its potential interest rate exposure is not material. The Fund has no plan to conduct any international activities and therefore believes it is not subject to foreign currency risk.

ITEM 3. PROPERTIES

      As of the date of this filing, the Fund had signed Offshore Operating Agreements for the following projects:

West Cameron 77-Mustang Project

      The West Cameron 77 Mustang Project is located approximately 11 miles off the coast of Louisiana. The exploratory field has three deep potential gas reservoirs in the Siph D formation layered one on top of another between 15,000 and 16,400 feet deep. Drilling began on January 30, 2005. BHP Billiton is the operator.

      Once West Cameron 77 is drilled, the Fund will earn a 14.54% Working Interest in West Cameron 77 with an estimated dry hole cost ("risk") of $2,555,788 to the Fund. The dry-hole costs are amounts that the Fund has committed to pay, or has paid, and will be lost if the Mustang Project is not successful. However, if the Project is successful, additional costs to develop the Project are estimated to be $10,006,160. The Fund has neither paid nor committed the estimated Project costs of $10,006,160 to the Mustang Project but has reserved such amounts to the Mustang Project, assuming it is successful. If the Mustang Project is ultimately not successful, although the Fund will have lost the $2,555,788 dry-hole costs, the estimated Project costs of approximately $10 million will be available to the Fund for investment in other Projects.

Main Pass 154-157, Main Pass 168-170, Viosca Knoll 338-339, Chandeleur 43- James Lime Project

      The James Lime Project is located approximately 46 miles offshore of Alabama. Samson Offshore Company is the operator. The James Lime Project has between two and six prospects on 50,000 acres over 10 lease blocks with target depths of up to 15,500 feet deep. Drilling is planned for June 2005. Another Ridgewood Energy program, Ridgewood Energy L Fund, LLC has a 7.5% Working Interest ownership in the James Lime Project.

      Once the initial well is drilled, the Fund will earn a 30% working interest in the 10 OCS Lease Blocks referenced above. The Fund has paid $1,847,503 in leasehold and sunk costs and it has an estimated dry hole cost ("risk") of $1,680,000 to the Fund. The Fund is paying a "promote", which essentially requires a party to pay more than its share of dry-hole costs. The payment of a promote is not unusual in the natural gas exploration industry and is usually done when a party desires to purchase a percentage of a desirable lease block(s) or well(s). as a result, the Fund is paying 40% of the dry hole cost and bearing 40% of the dry-hole risk, although it will only earn a 30% Working Interest If successful, the additional costs to develop the James Lime Project have been estimated to be $33,217,500. If the James Lime Project is not successful, although the Fund will have lost its dry-hole costs, the $33,217,500 will be free for investment in other projects.

Vermilion Blocks 7-8

      The Vermilion Blocks Project is located approximately 1 mile offshore of Louisiana. Apache Corporation was the operator. The well was plugged and abandoned after it was logged on January 2005. Apache determined that all of the gas had leaked out of the formation at 17,585 feet deep. Thus, the Vermilion Blocks Project was not successful.

      The Fund had a 26% Working Interest in the Vermilion Blocks each containing approximately 1,703.67 and 1,046.75 acres respectively. The Fund recorded dry hole costs of $3,890,020 of which $217,600 represented leasehold costs and $3,672,420 represented drilling costs. On April 14, 2005 Ridgewood executed a Release of The Vermilion Blocks.

Cash Reserves

      The Fund is currently maintaining cash reserves of approximately $19 million. These cash reserves are not committed, allocated or reserved for any Project and are available, if necessary, for cost overruns, additional project development costs or Fund expenses. Moreover, as explained above, if both the Mustang and James Lime Projects ultimately are not successful, the Fund would have the $43,223,660 reserved for estimated project costs available for investment in other Projects.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to beneficial ownership of the Shares as of December 31, 2004 (no person owns more than 5% of the Shares):

      - each executive officer (there are no directors); and

      - all of the executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 536.1818 Shares outstanding at December 31, 2004.

                                                             Number of
Name of beneficial owner                                     Shares      Percent
------------------------                                     ------      -------
Robert E. Swanson (1), President and Chief
    Executive Officer .....................................     3           *
Executive officers as a group (1) .........................     3           *

----------
*     Represents less than one percent.

(1)   - Includes Shares owned by the spouse of Mr. Swanson.

Other than the above, no other officer or director owns any Shares of the Fund.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

      The Fund has engaged Ridgewood Energy Corporation as Manager. Ridgewood Energy was founded in 1982 and, as Manager, has very broad authority, including the election of executive officers.

      Executive officers of the Ridgewood Energy Corporation and the Fund and their ages at December 31, 2004 are as follows:

Name                                         Age    Position
----                                         ---    --------
Robert E. Swanson.........................   58     President and Chief
                                                    Executive Officer
W. Greg Tabor.............................   44     Executive Vice President
                                                    and Director of Business
                                                    Development
Robert L. Gold............................   46     Executive Vice President
Kathleen P. McSherry......................   39     Senior Vice President and
                                                    Chief Financial Officer
Daniel V. Gulino..........................   44     Senior Vice President and
                                                    General Counsel
Mary Lou Olin.............................   51     Vice President and Secretary

Robert E. Swanson has been the President, Chief Executive Officer and the sole director of the Ridgewood Energy Corporation ("REC") since its inception and President and sole stockholder of Ridgewood Energy Corp. since its inception. Mr. Swanson also serves as Chief Executive Officer of REC's affiliates

Ridgewood Power Management ("RPM"), Ridgewood Renewable Power, LLC, Ridgewood Capital Management, LLC. Mr. Swanson has been President and registered principal of Ridgewood Securities Corporation and became the Chairman of the Board of Ridgewood Capital on its organization in 1998. Mr. Swanson is a member of the New York State and New Jersey bars, the Association of the Bar of the City of New York and the New York State Bar Association. He is a graduate of Amherst College and Fordham University Law School.

Greg Tabor has been the Executive Vice President and Director of Business Development for REC since January 2004. Mr. Tabor was senior business development manager for El Paso Production Company from December 2001 to December 2003. Mr. Tabor is a graduate of the University of Houston.

Robert L. Gold has been the Executive Vice President of REC since its inception. Mr. Gold is also Executive Vice President of RPM and Ridgewood Renewable Power, LLC. Mr. Gold has also been the President and Chief Executive Officer of Ridgewood Capital Management, LLC since its inception in 1998. Mr. Gold is a member of the New York bar. He is a graduate of Colgate University and New York University School of Law.

Kathleen P. McSherry has been the Senior Vice President and Chief Financial Officer of REC since its inception. She has been Ridgewood Energy's Senior Vice President and Chief Financial Officer since 2001; previously she was its Controller. Ms. McSherry also serves as Vice President of Systems and Administration of Ridgewood Renewable Power. Ms. McSherry holds a Bachelor of Science degree in Accounting.

Daniel V. Gulino has been Senior Vice President and General Counsel of REC since August 2003. He is also Senior Vice President and General Counsel of RPM, Ridgewood Renewable Power, LLC and Ridgewood Capital Management LLC. Mr. Gulino is a member of the New Jersey State Bar and the Pennsylvania State Bar. He is a graduate of Farleigh Dickinson University and Rutgers School of Law.

Mary Lou Olin has been the Vice President and Secretary of REC since its inception. Ms. Olin has been a Vice President of Ridgewood Energy since 1984. She has also been the Vice President of RPM, Ridgewood Renewable Power, LLC and Ridgewood Capital Management, LLC since their inception. Ms. Olin has a Bachelor of Arts degree from Queens College.

      There are no family relationships among the persons identified above.

ITEM 6. EXECUTIVE COMPENSATION

      None of the executive officers receive compensation from the Fund. The Manager, or its affiliate, compensate the officers without additional payments by the Fund. See Item 7 for information regarding amounts paid by the Fund to the Manager and affiliated entities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In connection with the sale of Fund Shares in 2004, Ridgewood Securities Corporation, an affiliate of Ridgewood Energy Corporation, the Manager, earned $1,033,423 as a placement agent fee and for commissions. Additionally, the Manager earned $3,583,985 in 2004 as an investment fee for the services of investigating and evaluating projects for future investment. In addition, the Manager was paid $2,791,857 to cover legal and syndication fees for the organization, distribution and offering expenses.

      The Manager receives an annual management fee equal to 2.5% of total capital contributions, payable monthly, for general and administrative services supplied to the Fund. In 2004, The Fund paid management fees totaling $481,869. The Manager was not paid and the Fund did not incur any direct operating expenses. Additionally, when distributions are made, the Manager is entitled to a portion of funds distributed to Shareholders. In 2004, no such distributions were earned or paid.

      In addition, for any year, profits and losses are allocated in accordance with the LLC Agreement. In general, profits and losses in any year are allocated 85% to shareholders and 15% to the Manager. The primary exception to this treatment is that all items of expense, loss, deduction and credit attributable to the expenditure of shareholder's capital contributions are allocated 99% to shareholders and 1% to the Manager.

ITEM 8. LEGAL PROCEEDINGS

      None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      (a) There is currently no established public trading market for the Fund. The Fund is not currently offering or proposing to offer any Shares for sale to the public. There are no outstanding options or warrants to purchase, or securities convertible into Shares and the Fund does not have any equity-based compensation plans. The Shares are restricted as to resale. Shareholders wishing to transfer Shares should also consider the applicability of state securities laws. The Shares have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any other similar law of any state (except for certain registrations that do not permit free resale) in reliance upon what the Fund believes to be exemptions from the registration requirements contained therein. Because the Shares have not been registered, they are "restricted securities" as defined in Rule 144 under the 1933 Act.

      (b) As of December 31, 2004, there were approximately 935 holders of Fund Shares.

      (c) To date, the Fund has not declared or paid cash dividends to the Fund Shareholders. Ridgewood Energy Corporation, the Manager, may distribute "Available Cash from Operations" as defined in the Fund LLC Agreement.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

      During the period from September 7, 2004 until November 30, 2004, the Fund issued an aggregate of 536.1818 Shares for gross proceeds of $79,013,679. All sales of unregistered securities relied on one or more of the following: Section 3(a) (11) of the Securities Act of 1933, as amended (the "Securities Act"),
Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and Section 3(b) of the Securities Act and Rule 701 promulgated thereunder. All of the sales were made without the use of an underwriter. All purchasers of Shares represented that they were accredited Shareholders as defined in Rule 501(a) and that the Shares were being purchased for investment and not for resale other than as allowed under law.

      From the amount raised, $8,654,802 was disbursed for commissions and legal syndication fees. Additionally, $3,583,985 was paid as an investment fee to Ridgewood Energy Corporation, the Manager, for the investigation and evaluation of investment property prospects. Remaining funds will be used for exploration and development activities of oil and gas properties as well as the operation of the Fund.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      The Shares to be registered hereunder are shares of beneficial interest in Ridgewood Energy M Fund, LLC. Shares of beneficial interest in the Fund represent membership interests in the limited liability company. The following is a summary of certain provisions of the LLC Agreement.

Control of LLC Operations

      The powers vested in the Manager under the LLC Agreement are broad. The Manager has full, exclusive and complete discretion in the management and control of the affairs of the Fund and shareholders have no power to take part in the management of, or to bind, the Fund.

      The Fund's officers are appointed by the Manager and may be removed by it at any time. Additionally, the Manager may authorize any sale, lease, pledge or other transfer of substantially all of a Fund's assets without a vote of the shareholders.

Amendments and Voting Rights

      The Manager may amend the LLC Agreement without notice to or approval of the holders of shares for the following purposes:

      o     to cure ambiguities or errors;

      o to equitably resolve issues arising under the LLC Agreement so long as similarly situated shareholders are not treated materially differently;

      o to comply with law; to make other changes that will not materially and adversely affect any shareholder's interest;

      o to maintain the federal income tax status of the Fund or any shareholder, as long as no shareholder's liability is materially increased; or

      o to make modifications to the computation of items affecting the shareholders' capital accounts to comply with the Internal Revenue Code or to reflect the creation of an additional class or series of shares and the terms thereof.

      Other amendments to a LLC Agreement may be proposed either by the Manager or by Fund shareholders. A vote on the proposal may be made by either by calling a meeting of the shareholders or by soliciting written consents. Proposed amendments require the approval of shareholders who hold of record at least a majority of the total shares on the record date for the action, given at a meeting of shareholders or by written consents. Any amendment requiring shareholder action (other than an amendment to allow the Fund to be taxed other than as a partnership) may not increase any shareholder's liability, change the capital contributions required of him or her or his or her rights in interest in the Fund's profits, losses, deductions, credits, revenues or distributions in more than a deminimis matter, or change his or her rights on dissolution or any voting rights without the shareholder's consent. Any amendment that changes the Manager's management rights requires its consent. Generally, shareholders have no right to vote on matters not involving an amendment to the LLC Agreement or the removal of the Manager. However, if any other matter does require a vote of shareholders, it must be approved by shareholders who own of record at least a majority of the total shares, or if a different vote is required by law, each shareholder will have voting rights equal to his or her total shares for purposes of determining the number of votes cast or not cast.

      For all purposes, a majority of the shares is a majority of the issued and outstanding shares, including those owned, if any, by the Manager or its affiliates. A majority of the shares voted is insufficient if it is less than a majority of the outstanding shares.

      The consent of all holders of shares is required for dissolving or terminating a Fund, other than as provided by the LLC Agreement; or adding a new Manager except as described below.

Participation in Costs and Revenues

      Available cash determines what amounts in cash the Fund will be able to distribute in cash to shareholders. There are two types of available cash:

o "available cash from dispositions" is total cash received from the Fund from the proceeds of the sale or other disposition of Fund's Property (including items such as insurance proceeds, refinancing proceeds, condemnation proceeds and other amounts received out of the ordinary course of business), but excluding dispositions of temporary investments of the Fund; and

o     "available cash from operations" is all other available cash.

      Available Cash from Dispositions and Available Cash from Operations are defined in the LLC Agreement and are not defined by and are not the same as similar concepts under generally accepted accounting principles.

      There is no fixed requirement to distribute available cash. Instead, available cash will be distributed to shareholders to the extent, and at such times, as the Fund believes is advisable. Once the amount and timing of a distribution is determined, it shall be made to shareholders as described below.

Distributions from Operations

      At various times during a calendar year, the Fund will determine whether there is enough available cash from operations for a distribution to shareholders. The amount of available cash from operations determined to be available, if any, will be distributed to the shareholders. At all times, the Manager will be entitled to 15% and shareholders will be entitled to 85% of the available cash from operations distributed.

Distributions of Available Cash from Dispositions

      Available cash from dispositions that the Fund decides to distribute will be paid as follows:

o before shareholders have received total distributions (including distributions from available cash from operations and available cash from dispositions) equal to their capital contributions, 99% of available cash from dispositions will be distributed to shareholders and 1% to the Manager; and

o after shareholders have received total distributions (including available cash from operations and available cash from dispositions) equal to their capital contributions, 85% of available cash from dispositions will be distributed to shareholders and 15% to the Manager.

General Distribution Provisions

      Distributions to shareholders under the foregoing provisions will be apportioned among them in proportion to their ownership of shareholder shares, as the case may be. The Manager has the sole discretion to determine the amount and frequency of any distributions. However, distributions may not be made selectively to one shareholder or group of shareholders, but must be made ratably to all shareholders entitled to that type of distribution at that time. The Manager in its discretion nevertheless may credit select persons with a portion of its compensation from the Fund or distributions otherwise payable to the Manager.

Return of Capital Contributions

      If the Fund for any reason at any time does not find it necessary or appropriate to retain or expend all capital contributions, it may, in its sole discretion, return any or all of such excess capital contributions ratably to shareholders. A return of capital contributions is not treated as a distribution. The Fund and the Manager will not be required to return any fees deducted from the original capital contribution or any costs and expenses incurred and paid by the Fund. The shareholders will be notified of the source of the payment. Any such return of capital will decrease the shareholders' capital contributions.

      Voluntary Additional Capital Contributions and Supplemental Offering of Shares

The LLC Agreement, does not provide for any mandatory assessments of capital from shareholders. This means that the Fund cannot require any shareholder to contribute more money after such shareholder completes his subscription and pays his initial capital contributions.

      The Fund believes net funds raised by the initial offering of the shares in, 2004 were adequate to pay and provide sufficient reserves for the Fund's share of all costs of acquiring, drilling and completing the Projects. However, if the Fund should require additional cash in the future for certain purposes such as drilling, completing and developing additional wells or if the Manager determines that the Fund should participate in drilling, completing, equipping, re-working or re-entering any such additional well, or Additional Well Activities, the Manager may determine, in its discretion, to fund these Additional Well Activities through the use of Fund cash flow or by borrowing. Alternatively, the Fund may, but is not obligated to, ask shareholders, if they desire, to participate in these Additional Well Activities by making voluntary additional capital contributions.

      If voluntary additional capital contributions are requested by the Fund to fund Additional Well Activities, the Manager will do so through a supplemental offering of shares in the Fund. The LLC Agreement provides the Manager with discretion in determining the nature, scope, amount and terms of such supplemental offering. Such discretion is necessary in order to provide the Manager with sufficient flexibility to fashion such supplemental offering in a way that best responds to the proposed project, as well as market conditions that exist at that time. In any event, the opportunity to participate in such supplemental offering of shares and make additional capital contributions will be apportioned among all shareholders in proportion to their initial capital contributions. If shareholders who elect to make additional capital contributions do not supply all of the necessary additional capital contributions requested, the Manager, in its discretion, may request the shareholders or any group thereof or other persons to fund the shortfall with additional capital contributions or, in certain circumstances, loans.

      A shareholder who elects to not participate in any supplemental offering of shares and does not provide additional capital contributions for such Additional Well Activities will have no interest in such Additional Well Activities, but will retain his interest in the Projects in which the Fund has already invested. The failure of an shareholder to participate in a supplemental offering may have a dilutive effect on such shareholder's investment.

Removal of Manager

      Shareholders may propose the removal of the Manager, either by calling a meeting or soliciting consents in accordance with the terms of the LLC Agreement. Removal of the Manager requires the affirmative vote of Shareholders who are holders of record of at least a majority of the total Shareholder Shares. See "Fiduciary Responsibilities of Manager" for information on the effect of votes cast by interested Shareholders. Removal of a Manager causes a dissolution of the Fund unless a majority of the Shareholder Shares elects to continue the Fund. The Shareholders may replace the removed Manager or fill a vacancy by vote of Shareholders who hold of record a majority of the total Shareholder Shares.

      If the Manager is removed, resigns (other than voluntarily without cause) or is unable to serve, it may elect to exchange its management rights and rights to distributions, if any, for a series of cash payments from the Fund in amounts equal to the amounts of distributions to which the Manager would otherwise have been entitled under the LLC Agreement in respect of investments made by the Fund prior to the date of any such removal, resignation or other incapacity. The removed Manager would continue to receive its pro rata share of all allocations to Shareholders as provided in the LLC Agreement which are attributable to any Shareholder Shares owned by it.

      Alternatively, the removed Manager may elect to engage a qualified independent appraiser and cause the Fund to engage another qualified independent appraiser (at the Fund's expense in each case) to value the Fund Property as of the date of such removal, resignation or other incapacity as if the property had been sold at its fair market value so as to include all unrealized gains and losses. If the two appraisers cannot agree on a value, they would appoint a third independent appraiser (whose cost would be borne by the Fund) whose determination, made on the same basis, would be final and binding.

      Based on the appraisal, the Fund would make allocations to the removed Manager's capital account of Profits, Losses and other items resulting from the appraisal as of the date of such removal, resignation or other incapacity as if the Fund's fiscal year had ended, solely for the purpose of determining the Manager's capital account. If the removed Manager has a positive capital account after such allocation, the Fund would deliver a promissory note of the

Fund to the Manager, the principal amount of which would be equal to the Manager's capital account and which would bear interest at a rate per annum equal to the prime rate in effect at Chase Manhattan Bank, N.A. on the date of removal, resignation or other incapacity, with interest payable annually and unpaid principal payable only from 25% of any available cash before any distributions thereof are made to the Shareholders under the LLC Agreement.

      If the capital account of the removed Manager has a negative balance after such allocation, it would be obligated to contribute to the capital of the Fund in its sole discretion either cash in an amount equal to the negative balance in its capital account or a promissory note to the Fund in such principal amount maturing five years after the date of such removal, resignation or other incapacity, bearing interest at the rate specified above. If the removed Manager chose to elect the appraisal alternative, its entire interest in the Fund would be terminated other than the right to receive the promissory note and payments thereunder as provided above.

Dissolution of Fund

      The Fund will dissolve on the earliest to occur of (a) December 31, 2040,
(b) the sale of substantially all of the Fund's Property, (c) the removal, dissolution, resignation, insolvency, bankruptcy, death or other legal incapacity or disqualification of the Manager, (d) the vote of either all Shareholders or of the Manager and Shareholders who own at least a majority of the Shareholder Shares of record or (e) any other event requiring dissolution by law. The Fund will wind up its business after dissolution unless (i) the Manager and Shareholders who own at least a majority of the Shareholder Shares of record or (ii) if there is no Manager, Shareholders who own at least a majority of the Shareholder Shares of record, elect to continue the Fund. The Manager (or in the absence thereof, a liquidating trustee chosen by the Shareholders) will liquidate the Fund's assets if it is not continued.

Transferability of Interests

      No Shareholder may assign or transfer all or any part of his or her interest in the Fund and no transferee will be deemed a substituted Shareholder or be entitled to exercise or receive any of the rights, powers or benefits of a Shareholder other than the right to receive distributions attributable to the transferred interest unless (i) such transferee has been approved and accepted by a Fund, in its sole and absolute discretion, as a substituted Shareholder, and (ii) certain other requirements set forth in the Fund's LLC Agreement (including receipt of an opinion of counsel that the transfer does not have adverse effects under the securities laws and the Investment Company Act of
1940) have been satisfied.

      The Manager may not resign except for cause (which cause does not include the fact or determination that continued service would be unprofitable to it) and may not transfer its interest in a Fund except to pledge it as security for a loan to the Manager if the pledge does not reduce cash flow distributable to other Shareholders, or to waive compensation and fees payable to it under the LLC Agreement.

Liability

      Assuming compliance with the LLC Agreement and applicable formative and qualifying requirements in Delaware and any other jurisdiction in which a Fund conducts its business, a Shareholder will not be personally liable under

Delaware law for any obligations of the Fund, except to the extent of any unpaid Capital Contributions, except for the amount of any wrongful distributions that render the Fund insolvent and except for indemnification liabilities arising from any misrepresentation made by him or her in the Shareholder Subscription Booklet (separately bound as Exhibit D to this Memorandum) submitted to the Fund. Each Fund will, to the extent practicable, endeavor to limit the liability of the Shareholders in each jurisdiction in which the Fund operates.

      The law governing whether a jurisdiction other than Delaware will honor the limitation of liability extended under Delaware law to the Shareholders is uncertain. All states have adopted specific legislation permitting limited liability companies to limit the liability of their members and it is likely that those states would similarly honor a Fund's limitations on liability of Shareholders. In many states, there has been no authoritative judicial determination as to whether the limitation of liability would be honored. However, regardless of the local treatment of LLC's, the Fund believes that the Shareholders will not be subject to personal liability and that with regard to the operation of a Fund itself, the limitation of Shareholders' liability under Delaware law will govern.

      The Delaware Act does not contain any provision imposing liability on a Shareholder for participation in the control of the Fund, although no Shareholder has any rights to do so except through the rights to propose and vote on matters described above. The Delaware Act requires a Shareholder who receives distributions that are made when a Fund is or would be rendered insolvent and who knew at the time of the distribution that the Fund was or would be rendered insolvent to return those distributions.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Limited Liability Company Agreement between Fund Shareholders and Ridgewood Energy Corporation, the Manager, eliminates the personal liability of the officers for monetary damages. Each officer and other Managing Persons as designated by the Manager shall be indemnified against any losses, liabilities, judgments, expenses and amounts paid in settlement of any claims sustained by him in connection with the Fund. The Manager shall have full and complete discretion to authorize indemnification of any Managing Person or officer consistent with the requirements of the Limited Liability Company Agreement at any time, regardless of whether a claim is pending or threatened and regardless of any conflict of interest between the Manager and the Fund that may arise in regard to the decision to indemnify a Managing Person or officer.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

      See "Item 15. Financial Statements and Exhibits".

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

      (a) Index to Financial Statements:

Report of independent accountants ........................................   F-1
Balance sheet at December 31, 2004 .......................................   F-2
Statement of operations for the period from August 2, 2004 (date of
      formation) to December 31, 2004 ....................................   F-3
Statement of shareholders' equity for the period from August 2, 2004
      (date of formation) through December 31, 2004 ......................   F-4
Statement of cash flows for the period from August 2, 2004 to (date of
      formation) to December 31, 2004 ....................................   F-5
Notes to financial statements ............................................   F-6

      (b) Exhibits:

EXHIBIT
NUMBER      TITLE OF EXHIBIT
-------     ----------------
3.1         Articles of Formation of Ridgewood Energy M Fund, LLC dated August
            2, 2004 and filed with the Secretary of State of the State of Delaware on August 2, 2004

10.1 Limited Liability Company Agreement between Ridgewood Energy Corporation and Investors of Ridgewood Energy M Fund, LLC dated September 7, 2004

10.2 Offshore Operating Agreement between Apache Corporation and Ridgewood Energy Corporation as Manager for the Vermilion 7 Well

10.3 Offshore Operating Agreement between BHP Billiton and Ridgewood Energy Corporation as Manager for the West Cameron 77 Mustang Well

10.4 Offshore Operating Agreement between Samson Offshore Company and Ridgewood Energy Corporation as Manager for the James Lime Project

SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 29, 2005                   RIDGEWOOD ENERGY M FUND, LLC


                                        By:      /s/ ROBERT E. SWANSON
                                        ----------------------------------------
                                        Name:  Robert E. Swanson
                                        Title: President and Chief Executive
                                                 Officer

EXHIBIT INDEX

EXHIBIT
NUMBER      TITLE OF EXHIBIT
-------     ----------------
3.1         Articles of Formation of Ridgewood Energy M Fund, LLC dated August
            2, 2004 and filed with the Secretary of State of the State of Delaware on August 2, 2004

10.1 Limited Liability Company Agreement between Ridgewood Energy Corporation and Investors of Ridgewood Energy M Fund, LLC dated September 7, 2004

10.2 Offshore Operating Agreement between Apache Corporation and Ridgewood Energy Corporation as Manager for the Vermilion 7 Well.

10.3 Offshore Operating Agreement between BHP Billiton and Ridgewood Energy Corporation as Manager for the West Cameron 77 Mustang Well.

10.4 Offshore Operating Agreement between Samson Offshore Company and Ridgewood Energy Corporation as Manager for the James Lime Project.

                                                                      PERELSON
                                                                      WEINER LLP


                          RIDGEWOOD ENERGY M FUND, LLC

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2004

                                                    PERELSON
                                                    WEINER LLP

                                                    CERTIFIED PUBLIC ACCOUNTANTS

                                                    ONE DAG HAMMARSKJOLD PLAZA
                                                    NEW YORK, NY 10017-2286
                                                    TELEPHONE 212.605.3100
                                                    FACSIMILE 212.605.3128
                                                    EMAIL pw@pwcpa.com


                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Manager
Ridgewood Energy M Fund, LLC

We have audited the accompanying balance sheet of Ridgewood Energy M Fund, LLC ("Fund") as of December 31, 2004 and the related statements of operations, changes in shareholders' capital and cash flows for the period September 7, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Manager of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Manager, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2004 and the results of operations, changes in shareholders' capital and cash flows for the period September 7, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America,


/s/ PERELSON WEINER LLP

April 4, 2005

Ridgewood Energy M Fund, LLC
Balance Sheet
December 31, 2004
--------------------------------------------------------------------------------

Assets
    Cash and cash equivalents                                              $ 62,461,036
    Due from affiliate                                                           19,595
    Prepaid expenses                                                             35,012
                                                                           ------------

             Total assets                                                  $ 62,515,643
                                                                           ------------

 Liabilities and shareholders' capital
    Liabilities
         Accounts and accrued expenses payable                             $    365,663
         Due to affiliates                                                      436,772
                                                                           ------------

             Total liabilities                                                  802,435
                                                                           ------------

    Commitments and contingencies

    Shareholders' capital
         Capital contributions, net of fees and syndication costs
            (834 shares authorized, 536.1818 issued and outstanding)         70,358,877
         Subscriptions receivable                                              (680,000)
         Net loss                                                            (7,965,669)
                                                                           ------------

             Total shareholders' capital                                     61,713,208
                                                                           ------------

             Total liabilities and shareholders' capital                   $ 62,515,643
                                                                           ============

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Operations
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

Revenue
    Interest income                                 $    70,175
                                                    -----------

Expenses
    Dry hole costs                                    3,890,020
    Geological costs                                     21,586
    Investment fees                                   3,583,985
    Management fee                                      481,869
    Accounting and legal fees                            33,341
    Insurance                                            24,999
    Other general and administrative expenses                44
                                                    -----------

          Total expenses                              8,035,844
                                                    -----------

          Net loss                                  $(7,965,669)
                                                    ===========

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Changes in Shareholders' Capital
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

                                      Shareholders'
                                         Capital      Subscriptions   Syndication       Net       Shareholders'
                                      Contributions    Receivable        Costs         Loss          Capital
                                      -------------------------------------------------------------------------
Balances, September 7, 2004           $          --   $          --   $        --   $        --   $          --

Capital contributions, net of fees       79,013,679        (680,000)           --            --      78,333,679
Syndication costs                                --              --    (8,654,802)           --      (8,654,802)
Net loss                                         --              --            --    (7,965,669)     (7,965,669)
                                      -------------------------------------------------------------------------

Balances, December 31, 2004           $  79,013,679   $    (680,000)  $(8,654,802)  $(7,965,669)  $  61,713,208
                                      =========================================================================

  The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Cash Flows
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

Cash flows from operating activities
    Cash paid for services                                                       $ (3,397,996)
    Cash paid - dry hole costs                                                     (3,890,020)
    Interest received                                                                  70,175
                                                                                 ------------

       Net cash used in operating activities                                       (7,217,841)
                                                                                 ------------

Cash flows from financing activities
    Contributions from shareholders, net of fees and subscriptions receivable      78,333,679
    Syndication costs                                                              (8,654,802)
                                                                                 ------------

       Net cash provided by financing activities                                   69,678,877
                                                                                 ------------

          Net increase in cash and cash equivalents                                62,461,036

          Cash and cash equivalents, September 7, 2004                                     --
                                                                                 ------------

          Cash and cash equivalents, December 31, 2004                           $ 62,461,036
                                                                                 ============

Reconciliation of net loss to net cash used in operating activities
    Net loss                                                                     $ (7,965,669)
                                                                                 ------------
    Adjustments to reconcile net loss to net cash used in operating activities
       Changes in assets and liabilities
          Due from affiliate                                                          (19,595)
          Prepaid expenses                                                            (35,012)
          Accounts and accrued expenses payable                                       365,663
          Due to affiliates                                                           436,772
                                                                                 ------------

          Total adjustments                                                           747,828
                                                                                 ------------

          Net cash used in operating activities                                  $ (7,217,841)
                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

1.    Organization and Purpose

      The Ridgewood Energy M Fund, LLC ("Fund"), a Delaware limited liability company, was formed pursuant to a limited liability company agreement ("Agreement") dated September 7, 2004, by and among Ridgewood Energy Corporation ("Manager"), and the shareholders. For federal income tax purposes, the Manager classifies the Fund as a partnership.

      The Fund was organized to acquire economic interests, drill, construct and develop natural gas and oil properties located in the United States offshore waters of the Gulf of Mexico.

      The term of the Fund offering called for a subscription price of $150,000 per share.

2.    Summary of Significant Accounting Policies

      Oil and gas properties

      During 2004, the investments in oil and gas properties were operated by unaffiliated entities ("Operators") who are responsible for drilling, administering and producing activities for leases jointly owned by working interest owners pursuant to the terms of the applicable Operating Agreements. The Fund's portion of exploration, drilling, operating and equipment and capital expenditures relating to the wells are advanced and billed by Operators through authorization for expenditures ("AFE").

      The successful efforts method of accounting for oil and gas producing activities is followed. Costs to acquire mineral interests in oil and gas properties, drill and equip exploratory wells to find proved reserves, drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells which do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

      Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss recognized in the event of impairment by providing an impairment allowance. Capitalized acquisition costs of producing oil and gas properties after recognizing estimated salvage values are depreciated and depleted by the unit-of-production method.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (continued)

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Manager reviews its estimates, including those related to environmental liabilities, impairment allowance and determination of proved reserves. Actual results may differ from those estimates.

      Revenue Recognition

      Oil and gas sales are recognized when delivery is made by the Operator to the purchaser and title transferred, i.e., when production has been delivered to a pipeline or transport vehicle.

      Interest income is recognized when earned.

      Syndication Costs

      Costs associated with offering the Fund's shares including professional fees, selling expenses and administrative costs payable to the managers, affiliate of the manager and outside brokers are reflected as a reduction of shareholders' capital.

      Assets Retirement Obligations

      For a substantial portion of the assets, there are obligations to perform removal and remediation activities when the asset is retired. However, the fair value of the asset retirement obligations may not be reasonably estimated, since the retirement dates are indeterminate. Asset retirement obligations will be recognized in the period retirement dates are determined.

      Impairment of Long-Lived Assets

      In accordance with the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, the long-lived assets, such as fixed assets, are evaluated when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is made by comparing the carrying value to the estimated undiscounted cash flows attributable to the asset. The impairment loss recognized is the excess of the carrying value over the greater of the discounted cash flows attributable to the asset or the estimated fair value of the asset.

      Income and Expense Allocation

      Profits and losses are to be allocated 85% to shareholders in proportion to their relative capital contributions and 15% to the Manager, except for items of expense, loss, deduction and credit attributable to the expenditure of shareholders' capital contributions which are allocated 99% to shareholders and 1% to the Manager.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (continued)

      Cash and cash equivalents

      All highly liquid investments with maturities when purchased of three months or less are considered as cash and cash equivalents. At times, bank deposits may be in excess of federal insured limits.

      Income Taxes

      No provision is made for income taxes in the financial statements as the income or losses are passed through and included in the tax returns of the individual shareholders.

3.    Recent Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Fund.

      On March 23, 2005, FASB endorsed staff guidance on FASB Staff Position No. FAS 19-1 (FSP), "Accounting for Suspended Well Costs" to amend the guidance on FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." Statement No. 19 requires costs of drilling exploratory wells to be capitalized pending determination of whether the well has found proved reserves. If the well has proved reserves, the capitalized costs become part of the entity's well costs; if, however, the well has not found proved reserves, the capitalized costs of drilling are expensed, net of any salvage value. The FSP provides indicators of whether an entity is making sufficient progress assessing the reserves and the economic and operating viability of the exploratory project and requires additional disclosures, including the costs of exploratory wells capitalized for more than one year from date of completion. Final guidance is expected to be issued in April 2005 for effective date in 2005.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

4.    Distributions

      Distributions to shareholders are allocated in proportion to the number of shares held.

      The Manager will determine whether Available Cash from Operations, as defined, is to be distributed. Such distribution will be allocated 85% to the shareholders and 15% to the Manager.

      Available Cash from Dispositions, as defined, will be paid 99% to shareholders and 1% to the Manager until the shareholders have received total distributions equal to their capital contributions. After shareholders have received distributions equal to their capital contributions, 85% of available cash from dispositions will be distributed to shareholders and 15% to the Manager.

5.    Transactions with Manager and Affiliates

      The Manager is paid an investment fee of 4.5% of initial capital contributions. Fees are payable for services of investigating and evaluating investment opportunities and effecting transactions when the capital contribution is made. For 2004, investment fees were $3,583,985 of which $218,876 was included in due to affiliates.

      A management agreement provides that the Manager render management, administrative and advisory services. For such services, the Manager receives an annual management fee, payable monthly, of 2.5% of total capital contributions. For 2004, a management fee of $481,869 was paid.

      The Manager is paid an offering fee which approximates 3.5% of capital contributions to cover expenses incurred in the offer and sale of shares. Such offering fee was included in syndication costs (Note 2). For 2004, the Manager was paid an offering fee of $2,791,857, of which $169,086 was included in due to affiliates.

      From time to time, short-term payables and receivables, which do not bear interest, arise from transactions with affiliates in the ordinary course of business. As of December 31, 2004, $19,595 was included in due from affiliate.

      In 2004, Ridgewood Securities Corp., a registered broker dealer affiliated with the Manager, was paid selling commissions and placement fees of $236,000 and $797,423, respectively, for shares sold which are reflected in syndication costs (Note 2). As of December 31, 2004, $48,810 was included in due to affiliates.

      The Fund co-invests with affiliated funds managed by the Manager to acquire and develop oil and gas projects.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

6.    Fair Value of Financial Instruments

      As of December 31, 2004, the carrying value of cash and cash equivalents, receivables, and accounts and accrued expenses payable approximate fair value.

7.    Commitment and Contingencies

      Environmental Considerations

      The   exploration  for  and  development  of  oil  and  gas  involves  the extraction, production and transportation of materials which, under certain conditions, may be hazardous or cause environmental pollution problems. In light of the present general interest in environmental problems, the Manager through the Operators of the oil and gas projects cannot predict the effect of possible future public or private action. The Manager and the Operators are continually taking all actions they believe necessary to ensure conformity with applicable federal, state and local environmental regulations and do not anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings or the competitive position in the oil and gas industry.

      Salvage Fund

      Pursuant to the Operating Agreement, a portion of monthly net revenue is reserved in a Salvage Fund, a separate interest bearing account, until the Salvage Fund contains an amount equal to the anticipated cost of dismantling and removing production wells and platforms, in accordance with applicable federal and state law and regulations. As of December 31, 2004, the fair value of the asset retirement obligations cannot be reasonably estimated, as the retirement dates are indeterminate.

      Insurance Coverage

      The Fund is subject to all risks inherent in the exploration for and development of oil and gas. Insurance coverage as is customary for entities engaged in similar operations is maintained, but losses may occur from uninsurable risks or amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon earnings and financial position.

                                                                      PERELSON
                                                                      WEINER LLP


                          RIDGEWOOD ENERGY M FUND, LLC

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 2004

                                                    PERELSON
                                                    WEINER LLP

                                                    CERTIFIED PUBLIC ACCOUNTANTS

                                                    ONE DAG HAMMARSKJOLD PLAZA
                                                    NEW YORK, NY 10017-2286
                                                    TELEPHONE 212.605.3100
                                                    FACSIMILE 212.605.3128
                                                    EMAIL pw@pwcpa.com


                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Manager
Ridgewood Energy M Fund, LLC

We have audited the accompanying balance sheet of Ridgewood Energy M Fund, LLC ("Fund") as of December 31, 2004 and the related statements of operations, changes in shareholders' capital and cash flows for the period September 7, 2004 (inception) through December 31, 2004. These financial statements are the responsibility of the Manager of the Fund. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Manager, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying financial statements referred to above present fairly, in all material respects, the financial position of the Fund as of December 31, 2004 and the results of operations, changes in shareholders' capital and cash flows for the period September 7, 2004 (inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America,


/s/ PERELSON WEINER LLP

April 4, 2005

Ridgewood Energy M Fund, LLC
Balance Sheet
December 31, 2004
--------------------------------------------------------------------------------

Assets
    Cash and cash equivalents                                              $ 62,461,036
    Due from affiliate                                                           19,595
    Prepaid expenses                                                             35,012
                                                                           ------------

             Total assets                                                  $ 62,515,643
                                                                           ------------

 Liabilities and shareholders' capital
    Liabilities
         Accounts and accrued expenses payable                             $    365,663
         Due to affiliates                                                      436,772
                                                                           ------------

             Total liabilities                                                  802,435
                                                                           ------------

    Commitments and contingencies

    Shareholders' capital
         Capital contributions, net of fees and syndication costs
            (834 shares authorized, 536.1818 issued and outstanding)         70,358,877
         Subscriptions receivable                                              (680,000)
         Net loss                                                            (7,965,669)
                                                                           ------------

             Total shareholders' capital                                     61,713,208
                                                                           ------------

             Total liabilities and shareholders' capital                   $ 62,515,643
                                                                           ============

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Operations
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

Revenue
    Interest income                                 $    70,175
                                                    -----------

Expenses
    Dry hole costs                                    3,890,020
    Geological costs                                     21,586
    Investment fees                                   3,583,985
    Management fee                                      481,869
    Accounting and legal fees                            33,341
    Insurance                                            24,999
    Other general and administrative expenses                44
                                                    -----------

          Total expenses                              8,035,844
                                                    -----------

          Net loss                                  $(7,965,669)
                                                    ===========

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Changes in Shareholders' Capital
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

                                      Shareholders'
                                         Capital      Subscriptions   Syndication       Net       Shareholders'
                                      Contributions    Receivable        Costs         Loss          Capital
                                      -------------------------------------------------------------------------
Balances, September 7, 2004           $          --   $          --   $        --   $        --   $          --

Capital contributions, net of fees       79,013,679        (680,000)           --            --      78,333,679
Syndication costs                                --              --    (8,654,802)           --      (8,654,802)
Net loss                                         --              --            --    (7,965,669)     (7,965,669)
                                      -------------------------------------------------------------------------

Balances, December 31, 2004           $  79,013,679   $    (680,000)  $(8,654,802)  $(7,965,669)  $  61,713,208
                                      =========================================================================

  The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Statement of Cash Flows
For the period September 7, 2004 (inception) through December 31, 2004
--------------------------------------------------------------------------------

Cash flows from operating activities
    Cash paid for services                                                       $ (3,397,996)
    Cash paid - dry hole costs                                                     (3,890,020)
    Interest received                                                                  70,175
                                                                                 ------------

       Net cash used in operating activities                                       (7,217,841)
                                                                                 ------------

Cash flows from financing activities
    Contributions from shareholders, net of fees and subscriptions receivable      78,333,679
    Syndication costs                                                              (8,654,802)
                                                                                 ------------

       Net cash provided by financing activities                                   69,678,877
                                                                                 ------------

          Net increase in cash and cash equivalents                                62,461,036

          Cash and cash equivalents, September 7, 2004                                     --
                                                                                 ------------

          Cash and cash equivalents, December 31, 2004                           $ 62,461,036
                                                                                 ============

Reconciliation of net loss to net cash used in operating activities
    Net loss                                                                     $ (7,965,669)
                                                                                 ------------
    Adjustments to reconcile net loss to net cash used in operating activities
       Changes in assets and liabilities
          Due from affiliate                                                          (19,595)
          Prepaid expenses                                                            (35,012)
          Accounts and accrued expenses payable                                       365,663
          Due to affiliates                                                           436,772
                                                                                 ------------

          Total adjustments                                                           747,828
                                                                                 ------------

          Net cash used in operating activities                                  $ (7,217,841)
                                                                                 ============

   The accompanying notes are an integral part of these financial statements.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

1.    Organization and Purpose

      The Ridgewood Energy M Fund, LLC ("Fund"), a Delaware limited liability company, was formed pursuant to a limited liability company agreement ("Agreement") dated September 7, 2004, by and among Ridgewood Energy Corporation ("Manager"), and the shareholders. For federal income tax purposes, the Manager classifies the Fund as a partnership.

      The Fund was organized to acquire economic interests, drill, construct and develop natural gas and oil properties located in the United States offshore waters of the Gulf of Mexico.

      The term of the Fund offering called for a subscription price of $150,000 per share.

2.    Summary of Significant Accounting Policies

      Oil and gas properties

      During 2004, the investments in oil and gas properties were operated by unaffiliated entities ("Operators") who are responsible for drilling, administering and producing activities for leases jointly owned by working interest owners pursuant to the terms of the applicable Operating Agreements. The Fund's portion of exploration, drilling, operating and equipment and capital expenditures relating to the wells are advanced and billed by Operators through authorization for expenditures ("AFE").

      The successful efforts method of accounting for oil and gas producing activities is followed. Costs to acquire mineral interests in oil and gas properties, drill and equip exploratory wells to find proved reserves, drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells which do not find proved reserves, geological and geophysical costs and costs of carrying and retaining unproved properties are expensed.

      Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss recognized in the event of impairment by providing an impairment allowance. Capitalized acquisition costs of producing oil and gas properties after recognizing estimated salvage values are depreciated and depleted by the unit-of-production method.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (continued)

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Manager reviews its estimates, including those related to environmental liabilities, impairment allowance and determination of proved reserves. Actual results may differ from those estimates.

      Revenue Recognition

      Oil and gas sales are recognized when delivery is made by the Operator to the purchaser and title transferred, i.e., when production has been delivered to a pipeline or transport vehicle.

      Interest income is recognized when earned.

      Syndication Costs

      Costs associated with offering the Fund's shares including professional fees, selling expenses and administrative costs payable to the managers, affiliate of the manager and outside brokers are reflected as a reduction of shareholders' capital.

      Assets Retirement Obligations

      For a substantial portion of the assets, there are obligations to perform removal and remediation activities when the asset is retired. However, the fair value of the asset retirement obligations may not be reasonably estimated, since the retirement dates are indeterminate. Asset retirement obligations will be recognized in the period retirement dates are determined.

      Impairment of Long-Lived Assets

      In accordance with the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets, the long-lived assets, such as fixed assets, are evaluated when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is made by comparing the carrying value to the estimated undiscounted cash flows attributable to the asset. The impairment loss recognized is the excess of the carrying value over the greater of the discounted cash flows attributable to the asset or the estimated fair value of the asset.

      Income and Expense Allocation

      Profits and losses are to be allocated 85% to shareholders in proportion to their relative capital contributions and 15% to the Manager, except for items of expense, loss, deduction and credit attributable to the expenditure of shareholders' capital contributions which are allocated 99% to shareholders and 1% to the Manager.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

2.    Summary of Significant Accounting Policies (continued)

      Cash and cash equivalents

      All highly liquid investments with maturities when purchased of three months or less are considered as cash and cash equivalents. At times, bank deposits may be in excess of federal insured limits.

      Income Taxes

      No provision is made for income taxes in the financial statements as the income or losses are passed through and included in the tax returns of the individual shareholders.

3.    Recent Accounting Pronouncements

      In December 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities. Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 became effective during the quarter ended March 31, 2004, the adoption of which did not have a material impact on the financial position, cash flows or results of operations of the Fund.

      On March 23, 2005, FASB endorsed staff guidance on FASB Staff Position No. FAS 19-1 (FSP), "Accounting for Suspended Well Costs" to amend the guidance on FASB Statement No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies." Statement No. 19 requires costs of drilling exploratory wells to be capitalized pending determination of whether the well has found proved reserves. If the well has proved reserves, the capitalized costs become part of the entity's well costs; if, however, the well has not found proved reserves, the capitalized costs of drilling are expensed, net of any salvage value. The FSP provides indicators of whether an entity is making sufficient progress assessing the reserves and the economic and operating viability of the exploratory project and requires additional disclosures, including the costs of exploratory wells capitalized for more than one year from date of completion. Final guidance is expected to be issued in April 2005 for effective date in 2005.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

4.    Distributions

      Distributions to shareholders are allocated in proportion to the number of shares held.

      The Manager will determine whether Available Cash from Operations, as defined, is to be distributed. Such distribution will be allocated 85% to the shareholders and 15% to the Manager.

      Available Cash from Dispositions, as defined, will be paid 99% to shareholders and 1% to the Manager until the shareholders have received total distributions equal to their capital contributions. After shareholders have received distributions equal to their capital contributions, 85% of available cash from dispositions will be distributed to shareholders and 15% to the Manager.

5.    Transactions with Manager and Affiliates

      The Manager is paid an investment fee of 4.5% of initial capital contributions. Fees are payable for services of investigating and evaluating investment opportunities and effecting transactions when the capital contribution is made. For 2004, investment fees were $3,583,985 of which $218,876 was included in due to affiliates.

      A management agreement provides that the Manager render management, administrative and advisory services. For such services, the Manager receives an annual management fee, payable monthly, of 2.5% of total capital contributions. For 2004, a management fee of $481,869 was paid.

      The Manager is paid an offering fee which approximates 3.5% of capital contributions to cover expenses incurred in the offer and sale of shares. Such offering fee was included in syndication costs (Note 2). For 2004, the Manager was paid an offering fee of $2,791,857, of which $169,086 was included in due to affiliates.

      From time to time, short-term payables and receivables, which do not bear interest, arise from transactions with affiliates in the ordinary course of business. As of December 31, 2004, $19,595 was included in due from affiliate.

      In 2004, Ridgewood Securities Corp., a registered broker dealer affiliated with the Manager, was paid selling commissions and placement fees of $236,000 and $797,423, respectively, for shares sold which are reflected in syndication costs (Note 2). As of December 31, 2004, $48,810 was included in due to affiliates.

      The Fund co-invests with affiliated funds managed by the Manager to acquire and develop oil and gas projects.

Ridgewood Energy M Fund, LLC
Notes to Financial Statements
December 31, 2004

--------------------------------------------------------------------------------

6.    Fair Value of Financial Instruments

      As of December 31, 2004, the carrying value of cash and cash equivalents, receivables, and accounts and accrued expenses payable approximate fair value.

7.    Commitment and Contingencies

      Environmental Considerations

      The   exploration  for  and  development  of  oil  and  gas  involves  the extraction, production and transportation of materials which, under certain conditions, may be hazardous or cause environmental pollution problems. In light of the present general interest in environmental problems, the Manager through the Operators of the oil and gas projects cannot predict the effect of possible future public or private action. The Manager and the Operators are continually taking all actions they believe necessary to ensure conformity with applicable federal, state and local environmental regulations and do not anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect upon capital expenditures, earnings or the competitive position in the oil and gas industry.

      Salvage Fund

      Pursuant to the Operating Agreement, a portion of monthly net revenue is reserved in a Salvage Fund, a separate interest bearing account, until the Salvage Fund contains an amount equal to the anticipated cost of dismantling and removing production wells and platforms, in accordance with applicable federal and state law and regulations. As of December 31, 2004, the fair value of the asset retirement obligations cannot be reasonably estimated, as the retirement dates are indeterminate.

      Insurance Coverage

      The Fund is subject to all risks inherent in the exploration for and development of oil and gas. Insurance coverage as is customary for entities engaged in similar operations is maintained, but losses may occur from uninsurable risks or amounts in excess of existing insurance coverage. The occurrence of an event which is not insured or not fully insured could have an adverse impact upon earnings and financial position.